Exhibit 99.1

Corporate

Headquarters

100 Motor Parkway, Suite 160

Hauppauge, NY 11788-5138

Direct Dial: 631-360-9304

Direct Fax: 631-360-9380

brock@bankofsmithtown.net

PRESS RELEASE

Release Date: July 27, 2005

Contact: Ms. Judith Barber	News Contact:	Peter Hamilton
Corporate Secretary		Rubenstein Associates
(work) 212-843-8015
(home) 631-928-8437
(cell) 516-375-6434

SMITHTOWN BANCORP ANNOUNCES

SECOND QUARTER EARNINGS

EPS increase 7%

Ranked # 2 community bank

in the nation

Smithtown, NY, July 27, 2005 - Smithtown Bancorp, the parent company of Bank of Smithtown, today announced that the company had earnings for the second quarter of 2005 of $2,698,175, or $.46 per share. These earnings per share reflect a 6.98% increase over the same period last year. Net income for the first six months of 2005 now stands at $5,047,053, which represents an EPS increase of 8.86% over the first six months of last year. Earnings per share for the last twelve months are now $1.76.

The company continued its strong growth during the second quarter. Assets reached almost $800 million, finishing the quarter at $794.6 million. Deposits grew by more than $23 million to $645.2 million. During the first six months of this year, deposits have increased by approximately $131 million, which represents an annualized growth rate of 51%.

The bank’s deposit growth has been fueled, in part, by the growth of its newest branches in Miller Place, Hauppauge and Port Washington. The bank currently has four more branch projects in various stages of development.

Loans grew by $42.8 million to $620.2 million at quarter end. On an annualized basis, loan growth for the first six months stands at 17.6%. The company’s Chairman & CEO, Bradley E. Rock, commented: “As we said we expected in our first quarter earnings release, loan closings continued at their usual strong pace, construction loan drawings increased and loan payoffs were higher than usual during the second quarter.” The bank closed more than $116 million of loans during the quarter, but approximately $54 million of loans were paid off. Mr. Rock added: “We expect loan growth to continue to be strong for the balance of the year.”

The company’s return on average equity over the last twelve months was 22.13%. The average ROE for the 492 banks in the United States with assets between $500 million and $1 billion is 12.35%. The company’s return on average assets over the last twelve months was 1.48%. The average ROA for peer group banks is 1.15%.

The flat yield curve has continued to impact net interest margins, but not as much as for other banks. The company’s net interest margin so far this year is 4.32%.

The company’s efficiency ratio over the last twelve months was 53.35%. This ratio has risen during the first six months of this year, in part, due to increased expenses associated with the bank’s consolidation of its back office operations into a new corporate headquarters, and expenses associated with the bank’s new branches. The ratio has also increased as a result of the bank’s acquisition of the Seigerman-Mulvey insurance agency. The acquisition increased the company’s noninterest income significantly, but it also increased noninterest expense (reflecting salaries and other expenses of the agency). The net impact has been very profitable, but has increased the efficiency ratio by approximately 215 basis points.

Commenting upon the efficiency ratio, Mr. Rock said: “Our principal focus is long-term earnings growth. Though we pay attention to ratios like efficiency and ROA, they do not drive our decision making. If we have an opportunity that will grow earnings with an effective return on our investment, but will raise the efficiency ratio or lower the ROA ratio, we will take the opportunity. That’s what we’ve done by acquiring this insurance agency. It has already contributed to our earnings growth with an excellent return on investment, and we are not at all dismayed or surprised by our resulting efficiency ratio.” In spite of these increases in noninterest expense, the average efficiency ratio for the 492 banks in the United States with assets between $500 million and $1 billion is 59.76%, and Smithtown Bancorp’s trailing twelve month ratio of 53.35% puts it in the top 25% of peer group companies.

In the current July issue of U.S. Banker magazine, Smithtown Bancorp was rated the second highest performing bank among all publicly-listed banking companies in the United States with assets of less than $1 billion. The ranking was based upon the company’s 3-year average ROE of 24.8%. There are more than 7,000 banks in the U.S. with assets under $1 billion, although many of them are not listed on a public exchange. Smithtown Bancorp’s stock is traded on NASDAQ under the symbol “SMTB”.

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Forward-Looking Statements

This release and other written materials and statements management may make, may contain forward-looking statements regarding the Company’s prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are sometimes identified by use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or other similar expressions. The Company’s ability to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly actual results may differ materially from anticipated results.

Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, a change in economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation and regulation; and other economic competitive, governmental, regulatory, geopolitical, and technological factors affecting the Company’s operations, pricing and services.

Investors are cautioned not to place undue reliance on forward-looking statements as a prediction of actual results. Except as required by applicable law or regulation, the Company undertakes no obligation to republish or revise forward-looking statements to reflect events or circumstances after the date the statements were made or to reflect the occurrences of unanticipated results. Investors are advised, however, to consult any further disclosures the Company makes on related subjects in our reports to the Securities and Exchange Commission.

SMITHTOWN BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(in thousands, except share and per share data)

	For the Six Months Ended June 30,
	2005	2004
Interest Income
Interest on loans	$19,947	$16,017
Interest on federal funds sold	330	92
Interest and dividends on investment securities:
Taxable:
Obligations of U.S. government	72	—
Obligations of U.S. government agencies	1,176	401
Mortgage - backed securities	88	159
Other securities	74	136

Subtotal	1,410	696
Exempt from federal income taxes
Obligations of state & political subdivisions	229	370
Other interest income	95	36

Total interest income	22,011	17,211

Interest Expense
Money market accounts (including savings)	1,708	1,256
Time deposits $100,000 and over	1,389	1,044
Other time deposits	2,549	1,770
Other borrowings	1,512	858

Total interest expense	7,158	4,928

Net interest income	14,853	12,283
Provision for loan losses	225	—

Net interest income after provision for loan losses	14,628	12,283

Other Non - Interest Income
Trust department income	214	208
Service charges on deposit accounts	975	913
Other income	2,847	728
Net gain on sales of investment securities	13	288

Total other non - interest income	4,049	2,137

Other Operating Expenses
Salaries	4,868	3,362
Pension and other employee benefits	1,168	772
Net occupancy expense of bank premises	1,605	817
Furniture and equipment expense	877	571
Other expense	2,078	1,503

Total other operating expense	10,596	7,025

Income before income taxes	8,081	7,395
Provision for income taxes	3,034	2,687

Net Income	$5,047	$4,708

Basic and diluted earnings per share	$0.86	$0.79
Cash dividends declared	$0.12	$0.10
Weighted average shares outstanding	5,923,726	5,942,567
Comprehensive income	$5,101	$4,067

SMITHTOWN BANCORP

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share data)

	As of June 30,
	2005	2004
Assets
Cash and due from banks	$14,079	$10,279
Federal funds sold	397	11,617
Investment securities:
Investment securities held to maturity
Mortgage - backed securities	122	219
Obligations of state and political subdivisions	1,217	1,498

Total investment securities held to maturity	1,339	1,717

(Estimated fair value $1,369 in 2005 and $1,788 in 2004)
Investment securities available for sale
Obligations of U.S. government	6,913	—
Obligations of U.S. government agencies	85,960	29,676
Mortgage - backed securities	4,374	6,205
Obligations of state and political subdivisions	13,381	15,839
Other securities	1,990	3,091

Total investment securities available for sale (at estimated fair value)	112,618	54,811

Total investment securities	113,957	56,528

Restricted securities	4,745	2,719

Loans	620,183	521,160
Less: unearned discount	1,240	29
allowance for loan losses	5,071	4,558

Loans, net	613,872	516,573
Bank premises and equipment	18,422	10,583

Other assets
Cash surrender value - bank owned life insurance	17,258	16,612
Goodwill	389	—
Intangible assets	429	—
Other	11,034	8,569

Total assets	$794,582	$633,480

Liabilities
Deposits:
Demand (non-interest bearing)	$109,193	$96,815
Money market	203,497	179,401
NOW	35,650	38,156
Savings	52,144	51,984
Time	244,710	168,924

Total deposits	645,194	535,280
Dividends payable	355	298
Other borrowings	82,000	42,000
Subordinated debt	11,000	11,000
Other liabilities	4,700	2,551

Total liabilities	743,249	591,129

Stockholders’ Equity
Common Stock - $.01 par value (20,000,000 shares authorized; 7,167,280 shares issued)	72	72
Additional paid in capital	4,408	4,408
Retained earnings	56,816	47,769
Accumulated other comprehensive income	99	(221)

Total	61,395	52,028
Less: treasury stock (1,243,554 and 1,229,382 shares at cost)	10,062	9,677

Total stockholders’ equity	51,333	42,351

Total liabilities and stockholders’ equity	$794,582	$633,480